SCHEDULE 14A INFORMATION
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Green Dot Corporation
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Note: Green Dot Corporation is refiling its letter to stockholders, originally filed on May 15, 2014, solely to correct the proposal numbers referenced therein.

Green Dot Corporation
2014 Annual Meeting of Stockholders to be held on May 21, 2014
Supplemental Information Regarding Proposal 2: Advisory Vote to Approve Executive Compensation
and Proposal 3: Approval of Amendments to Our 2010 Equity Incentive Plan

Dear Green Dot stockholders:
We are writing to urge you to vote FOR proposal nos. 2 and 3 in our proxy statement. In particular, we ask that you approve amendments to our 2010 Equity Incentive Plan (Proposal no. 3) to increase the number of shares available for issuance under our 2010 Equity Incentive Plan.
The use of equity compensation has historically been a significant part of our overall compensation practice, and we plan to continue this practice in the future. The 2010 Equity Incentive Plan serves as a critical component of the overall compensation package we offer to our employees in order to retain and motivate them. If this proposal no. 3 is not approved by our stockholders, we believe our ability to attract and retain the talent we need to compete in our industry would be seriously and negatively impacted, and this could potentially affect our long-term success.
We recognize institutional investors may consider the input of advisory firm recommendations in their proxy voting decisions. Institutional Shareholder Services (ISS) has recently recommended that our stockholders vote against the Board’s recommendation on proposal no. 3 because the shareholder value transfer percentage (SVT %), calculated under ISS’s proprietary shareholder value transfer test, of our proposed request for 3.4 million additional shares exceeds our allowable SVT % cap of 19%. We had specifically calculated our share request to stay below the SVT% cap of 19%; however, our calculation included (but ISS’ calculation did not include) the conversion into Class A common stock of all shares of our Series A Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock held by Sequoia Capital in connection with the previously announced distribution of such shares which is expected to be completed in 2014. Excluding the conversion of the preferred shares, a share request of 2.1 million is required to meet the SVT% cap of 19%. Including the conversion of the preferred shares, our 3.4 million share request meets the SVT% cap of 19%. While we disagree with the ISS’s methodology in this case, if proposal no. 3 is approved by our stockholders, we expressly commit that we will NOT grant awards in excess of 2.1 million additional shares until substantially all of the Series A shares have been converted.
ISS has recently recommended that our stockholders vote against the Board’s recommendation on proposal no. 2, primarily based on the concerns summarized below. Our responses to these concerns are provided in the sub-bullets beneath each summarized description of ISS’s concerns.

•	The size of the CEO’s RSU grant exceeded peer levels

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Our compensation committee believed such a significantly larger award was appropriate in light of the fact that Mr. Streit, at his own request, had not been granted any equity awards since April 2011 and his only unvested stock option had an exercise price of $45.31 per share. In addition, our compensation committee made this award in recognition of his leadership and performance through an uncertain and challenging period in our company’s history, our company’s success toward achieving its strategic objectives and the extent of stockholder value creation in the 12 months prior to the award.

▪
It is important to note that this grant was clearly intended to cover multiple years during which our CEO, at his personal request, received no grants; and when annualized, this RSU grant compares reasonably to the peer median.

•	The size of the CFO’s RSU grant exceeded peer levels

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The CFO’s RSU grant was a new hire grant; our compensation committee targeted the value of these awards with reference to the 50th percentile of the 2013 peer group because our compensation committee believed that it would need to offer her a competitive level of long-term equity compensation in order to attract her and properly incentivize her ongoing performance.

▪	According to our compensation committee’s independent compensation consultant, competitive data showed new hire grants are typically higher than annual grants at senior levels.

•	Green Dot made off-cycle grants to executives to compensate for “underwater” options and a separate non-shareholder approved option exchange program for employees

▪	These actions represented a one-time action to address a significant shift in the valuation of our company’s stock price and address serious retention concerns

▪	Proposal no. 3 amends our stock plan to expressly prohibit any future option exchange program without prior stockholder approval
We urge you to review the information offered in our 2014 proxy statement and consider the additional points in our analysis above in your decision to vote FOR proposal nos. 2 and 3.